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                                                                   Exhibit 23(b)

                        Consent of Independent Auditors


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of CBS Corporation of our report dated February 12, 1996 except for the restatements discussed in notes 1 and 7, for which the dates are March 31, 1996, November 13, 1996 and September 30, 1997 appearing on page 25 of CBS Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 56 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers
Pittsburgh, Pennsylvania
July 7, 1998